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                                                                    EXHIBIT 10.2

                     CONTENT PROVIDER AND SERVICES AGREEMENT

         This Content Provider and Services Agreement is made effective as of the 22nd day of November, 1999 (the "Effective Date") by and among American Academy of Anti-Aging Medicine, Inc., an Illinois not-for-profit corporation ("A4M"), Medical Development Management, Inc., an Illinois corporation ("MDM"), and Interactive ConEd.com, Inc., a Delaware corporation, and any and all successors in interest and assigns thereof ("ICE").

         WHEREAS, A4M is an Illinois not-for-profit corporation organized to support the study of and provide education on the human aging process and treatment options which retard, stabilize, ameliorate or reverse said process (the "A4M Mission"); and

         WHEREAS, MDM is an Illinois corporation engaged in the business of providing management and consulting services to the medical and health care professions and is the owner of certain property including the URL known as World Health CME; and

         WHEREAS, MDM desires to transfer to ICE certain property and to provide ICE with the right and license to use certain of its proprietary materials (including, without limitation, the right and license to use the WorldHealth Content), MDM also desires to provide ICE certain consulting services in connection with its business, ICE desires to obtain such transfer, license and utilize such consulting services; and

         WHEREAS, A4M in furtherance of its mission wishes to cooperate with ICE in providing educational materials to health care professionals, including providing certain CME content for use in conjunction with ICE's (or its successor in interests') website.

         NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties hereto agree as follows:

         1. DEFINITIONS. The following terms, when used in this Agreement, shall have the meanings indicated below:

                  1.1 "A4M Content" means the text, information, data, mailing lists and images identified in Schedule 1, annexed hereto and made a part hereof, to which A4M has Intellectual Property Rights.

                  1.2 "A4M Marks" means the A4M trade names, trademarks and service marks, all as may be amended by A4M from time to time.

                  1.3 "A4M Other Content" means the video and audio recordings identified on Schedule 2 annexed hereto and made a part hereof

                  1.4 "Affiliate" means, with respect to any given Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with, such Person.

                  1.5 "Business Day" means a day that banks are open for business in Tampa, Florida.


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                  1.6      "Control" over a Person means the possession,
directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other equity interest, representation on its board of directors or body performing similar functions, by contract or otherwise.

                  1.7 "Damages" means liabilities, damages, awards, settlements, losses, claims and expenses, including reasonable attorney's fees and expenses and costs of investigation.

                  1.8 ICE's Internet Site" means the Internet site owned and operated by ICE and any Mirror site.

                  1.9 "Intellectual Property Rights" means any patent, design right, copyright, trademark, service mark (and any application or registration respecting the foregoing), database right, trade secret, know-how and/or other present or future intellectual property right of any type, wherever in the world enjoyable.

                  1.10 "Joint Content" means the A4M Content and the A4M Other Content, collectively.

                  1.11 "Laws" means laws, regulations, rules or orders of any government, administrative authority or court.

                  1.12 "MDM Content" means all right, title and interest MDM has in the phrases, trademarks and/or tradenames "World Health", "WorldHealth Net", "WorldHealth Network" and in the website at the URL "WorldHealth.net", as such may be amended from time to time.

                  1.13 "Mirror Site" means an Internet site which contains the exact form and content (including identical pages) of ICE's Internet Site which (a) is located at a geographic location distinct from ICE's Internet Site and (b) is created for the purpose of improving performance and accessibility to ICE's Internet Site.

                  1.14 "Non-MDM Content" means all right, title and interest that MDM, its shareholders, officers, directors, and employees has or may have in (i) the trademarks and tradenames "WorldHealth CME", "WorldHealth Physician Services", "WorldHealth PS" (and any derivations of any of the above) and (ii) the website with the URL "WorldHealth.CME", as such may be amended from time to time, and in which pursuant to the terms of Section 7.1 hereof MDM (and on behalf of their shareholders, officers, directors, and employees) is expressly disclaiming any right, title or interest.

                  1.15 "Person" means any individual, corporation, limited-liability company, partnership, firm, joint venture, association, joint-stock company, trust, or other entity or organization, including a government or political subdivision or, an agency or instrumentality thereof.


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                  1.16     "Third Party Providers" means Persons whose text,
information, data, mailing lists, images (still and moving), video, sound recordings, equipment and/or software is included in the A4M Content.

         2.       TERM.

                  The initial term (the "Initial Term") of this Agreement shall commence on the Effective Date and shall continue until the fifth anniversary thereof, unless earlier terminated in accordance with the provisions of Section 12 hereof. ICE shall have the right in its sole discretion to extend the Initial Term solely to continue to use the MDM Content and the A4M4 Other Content (both subject to the limitations set forth herein) for successive one-year terms upon at least 30 days prior written notice to A4M and MDM of its election to renew for the succeeding one-year term (an "Additional Term" and collectively with the Initial Term, the "Term"). The parties hereby agree that, with respect to any such Additional Term, ICE shall pay, within the first 30 days of each such Additional Term, a license fee equal to $50,000.

         3.       USE OF A4M CONTENT AND A4M OTHER CONTENT.

                  3.1 License Use of A4M Content. A4M hereby grants to ICE during the Term (a) a non-exclusive right and license to use but not display the A4M mailing list and to use and display on ICE's Internet Site or elsewhere, the remaining A4M Content set forth on Schedule 1. Except for the mailing lists which the Parties agree ICE may use to contact persons listed therein for promotional or other commercial purposes (provided A4M and/or ICE obtains such persons' permission), the A4M Content shall be used solely for purposes of providing continuing medical education to healthcare professionals free of charge. Except as set forth herein, no other copying, dissemination, publication, display, distribution, use or sale in any form of the A4M Content, in whole or in part, by ICE is permitted without the prior written consent of A4M.

                  3.2 License and Use of A4M Other Content. A4M grants to ICE during the term of this Agreement a license to display to health care professionals on ICE's Internet Site via mutually agreed upon text links ("Links") off ICE's Internet Site the A4M Other Content. ICE hereby agrees that it will not charge any healthcare professional with any fees or receive any compensation to view display of the A4M Other Content on ICE's Internet Site. The A4M Other Content will only be used for purposes of providing continuing medical education to health care professionals. It will not be used for advertising purposes or to promote any product or service; provided, however, the Parties recognize that ICE may advertise or promote its products and services generally, including the provision of continuing medical education by ICE; provided further, however, such advertising will not include the A4M Joint Content.

                  3.3 Editorial Control. A4M grants to ICE editorial freedom in the form and content of the Joint Content and the right to alter the same from time to time as ICE deems appropriate or necessary, provided such editing does not render the materials or the use illegal, illicit, immoral or cause the Joint Content to be displayed in any manner inconsistent with, or damaging to the name and reputation of A4M or any author or speaker referenced in the content. ICE may not edit any content to cause it to appear to be a promotion for or an endorsement of a commercial product or service.


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                  3.4      New Content. A4M hereby grants ICE a license to use
and display on ICE's Internet Site any and all additional materials of similar type and nature to the Joint Content to which A4M obtains access or Intellectual Property rights to in the future.

                  3.5 Compliance by ICE; Obligations of A4M. ICE will ensure that ICE's Internet Site is designed and operates in a manner that allows ICE to (a) comply with the provisions of this Section 3, and (b) read, and comply with, codes inserted in the Joint Content.

                  3.6 Expenses Associated with the A4M Other Content. A4M agrees to apply, at ICE's cost and expense, with the ACCME and with the American Osteopathic Association for Continuing Medical Education, in order to become a continuing medical education accrediting body. If A4M is successful in obtaining such accreditation, A4M agrees (i) to grant accreditation for all Other Content without charge or expense to ICE and (ii) to review and, if acceptable under the accreditation standards, grant accreditation for other non-Other Content materials, at A4M's Actual Cost. For purposes hereof, "Actual costs" shall mean the actual costs and expenses incurred by A4M in reviewing and, if in acceptable form, granting accreditation in respect of the other non-Other Content materials submitted by ICE, including the actual man-hour labor costs to A4M for such work.

         4.       DELIVERY MECHANISM.

                  A4M shall work with ICE to make the Joint Content available to ICE as ICE shall reasonably request, including on-line via an agreed upon File Transfer Protocol (if requested by ICE, ICE will be provided with a password to access and retrieve the Joint Content located on a directory on the A4M FTP Server).

         5.       CREDIT AND BRANDING.

                  5.1 Notices. Without the prior written consent of A4M, which consent shall not be unreasonably or untimely withheld by A4M, ICE will not remove, conceal or obliterate any copyright or other proprietary notice or any credit-line or date-line included in the Joint Content.

                  5.2 Branding. A4M will provide ICE with a "graphics" file containing applicable A4M logos. When instructed in writing by A4M, such graphic will be inserted in all materials that are contained in any A4M Joint Content in the exact form, and in the exact size that it is provided by the A4M. A4M may, in its sole discretion, replace this logo from time to time during the Term with any other A4M-identifying logo. Upon request, ICE shall also insert a disclaimer identifying the material as A4M educational material which cannot be reproduced or used for any purpose.

                  5.3 Use of A4M Marks. A4M hereby grants ICE, and its successors and assigns, a right and license to use the A4M Marks during the Term in connection with ICE Internet Site only in a form and manner prescribed by A4M. ICE shall not, without the prior written consent of A4M, display, perform, distribute, transmit or otherwise make available in any media now known or hereafter developed, other than through the ICE (or its successor's) Internet Site, the Joint Content.


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                  5.4      Promotion and Marketing. ICE may not make any
statement (whether oral or in writing) in any external advertising, marketing or promotion materials regarding A4M or the Joint Content without the prior written consent of A4M, which consent shall not be unreasonably or untimely withheld by A4M, provided that materials that are substantially similar to those previously approved need not be submitted for re-approval.

                  5.5 Framing. To the extent technologically feasible, ICE shall not permit any third party Internet site or on-line service to frame ICE's Internet Site such that any Joint Content appears on the same screen as such third party's Internet site or on-line service. To the extent that it is not technologically feasible to prevent such framing, upon A4M's request, ICE shall cooperate with A4M in causing such third party to cease and desist from such framing.

         6. A4M MEMBERSHIP. During the term of this Agreement, ICE or its successor shall be at all times a corporate member and pay to MDM A4M's yearly membership fee of $25,000.00. The initial membership fee shall be paid within 30 days of execution of this Agreement. Additional fees shall be paid on each anniversary date of this Agreement.

         7.       TRANSFER OF NON-MDM CONTENT; USE OF MDM CONTENT.

                  7.1 Provided ICE transfers the shares of stock of ICE as referenced in Paragraph 10(a), MDM hereby transfers and assigns to ICE the World Wide Web domain (i.e., URL) "WorldHealthCME.com" (and any derivations thereof (other than "WorldHealth Net" or "WorldHealth Network"), the "Domain Registration"), which Domain Registration MDM hereby represents and warrants has been duly registered by MDM with Network Solutions, Inc. ("NSI") and currently is active and available for use in accessing sites on that portion of the Internet know as the World Wide Web. Upon payment of the consideration referenced above and notwithstanding anything else to the contrary herein, each of A4M and MDM (and each on behalf of their shareholders, officers, directors and employees) hereby agrees that ICE, and its successors and assigns, is the exclusive owner of the Domain Registration. Additionally, MDM (and on behalf of its shareholders, officers, directors and employees) hereby acknowledge and agree that all right (including all Intellectual Property Rights, if any), title and interest in and to the Domain Registration "WorldHealth CME" and the trademarks and tradenames, "WorldHealth CME", "WorldHealth Physician Services" and "WorldHealth PS" (and any derivations thereof (other than "WorldHealth Net" or "WorldHealth Network") and all other of the Non-MDM Content) hereby are and shall remain the sole property of ICE and its successors and assigns. Each of MDM and A4M (and each on behalf of their shareholders, officers, directors and employees) hereby waives the right to acquire or claim any right, title or interest to the Non-MDM Content.

                  7.2 MDM agrees that it will promptly execute and deliver to ICE all documents required to cause ICE's ownership of the Domain Registration to be duly reflected on the records of NSI and the administrative, technical, and billing contacts being listed in a manner to be designated by ICE. Without limiting the generality of the foregoing, MDM agrees that within five (5) business days following the execution of this Agreement, it will deliver to ICE an accurate, executed and notarized domain name change agreement. MDM further agrees that he will execute and deliver to ICE any and all documents or instruments requested by ICE to


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evidence the sale, transfer and conveyance from MDM to ICE of the such Non-MDM
Content, or any portion thereof.

                  7.3 During the term hereof, MDM (and on behalf of its shareholders, officers, directors and employees) hereby licenses to ICE whatever right and interest MDM (or its shareholders, officers, directors and employees) has to utilize the phrase "WorldHealth" in connection with ICE's website or other business, provided, however, that MDM does not claim to have any ownership interest, per se, in the phrase "WorldHealth". ICE agrees during the term of this Agreement and thereafter that it will not use the phrase "WorldHealth Net" or "WorldHealth Network."

                  7.4 ICE agrees that it will not utilize the phrase "WorldHealth" in any manner which is associated with any illegal, elicit or immoral activity, or in any manner that would be inconsistent with, or damaging to, the name and reputation of MDM.

         8.       CONSULTING SERVICES OF MDM; LIMITED NON-COMPETE.

                  8.1 During the Initial Term, MDM (and its principals including Dr. Robert Goldman) hereby agrees to provide ICE general advisory and consulting services on the provision of CME services and on other health care related matters relating to subject matter of this Agreement or as the Parties may otherwise agree as may be reasonably requested by ICE's executive officers from time to time. As payment for the performance of such services, MDM shall receive the compensation set forth in Section 10 below.

                  8.2 MDM agrees on behalf of itself and its shareholders, officers, directors and employees (collectively, the "MDM Parties") that during the term of this Agreement, each will not, directly or indirectly, for itself/himself or for another, engage in the business of providing continuing medical education to health care professionals on the Internet; provided, however, that ICE understands and agrees that the MDM Parties are also extensively involved in the below-referenced not-for-profit corporations and this provision shall in no way restrict their activities on behalf of the not-for-profits, the American Board of Anti-Aging Medicine, Inc. or the American Academy of Anti-Aging Medicine, Inc.

         9.       OWNERSHIP OF A4M JOINT CONTENT-AND THE MDM CONTENT.

                  9.1 Rights of A4M. ICE acknowledges that A4M exclusively owns or has rights to Intellectual Property Rights in the Joint Content and the A4M Marks. All rights with respect to the Joint Content and the A4M Marks, whether now existing or which may hereafter come into existence, which are not expressly granted to ICE herein, are reserved to A4M.

                  9.2 ICE's Obligations. To the extent that any A4M Intellectual Property Rights may, by operation of law or otherwise, vest in ICE, it will, at the request and expense of A4M, irrevocably assign to A4M any such right, title or interest. ICE will promptly notify A4M of any infringement or threatened infringement of any A4M Intellectual Property of which it has knowledge, and will provide reasonable assistance to A4M in connection therewith.


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                  9.3      Rights of MDM. ICE acknowledges that MDM has
Intellectual Property Rights in the use of the phrase, trademarks or tradenames, "WorldHealth Net" and "WorldHealth Network". All rights with respect to such intellectual property and the MDM Content, whether now existing or which may hereafter come into existence, which are not expressly granted or otherwise licensed to ICE herein, are reserved to MDM and/or A4M.

                  9.4 MDM's Obligations. To the extent that any MDM Intellectual Property Rights may, by operation of law or otherwise, vest in ICE, it will, at the request and expense of MDM, irrevocably assign to MDM any such right, title or interest. ICE will promptly notify MDM of any infringement or threatened infringement of any MDM Intellectual Property of which it has knowledge, and will provide reasonable assistance to MDM in connection therewith.

         10. PAYMENT. As compensation for the services to be performed by the MDM pursuant to Section 6 above, MDM shall receive the following:

                           (a)      On or prior to the date hereof, ICE shall
issue to MDM 224,000 shares of common stock, par value $.001 per share, of ICE (the "ICE Common Stock"). ICE represents and warrants that the number of outstanding shares of ICE at the time of the transfer to MDM is 5,600,000.

                           (b)      Subject to the terms and provisions of a
Stock Option Agreement to be executed between ICE and MDM within 60 days of the date hereof (the "Stock Option Agreement"), ICE shall grant MDM options to purchase an additional 112,000 shares of ICE Common Stock, at a purchase price per share and to vest at such times as are set forth in the Stock Option Agreement. The restrictions placed on the stock and the option price will be no less favorable than the most favorable restrictions and option price hereafter granted to any officer, director or employee of, or consultant to, ICE (or its successor in interest). Except as otherwise provided in the succeeding sentence, such options shall vest in equal amounts as follows: (i) options to purchase 56,000 shares of ICE Common Stock shall vest immediately upon the first anniversary of the date hereof, and (ii) options to purchase 56,000 shares of ICE Common Stock shall vest immediately upon the second anniversary of the date hereof. Notwithstanding the foregoing, any and all such options which have not vested pursuant to clause (i) or (ii) above shall immediately vest upon execution by A4M or MDM or ICE (or its successors or assigns), on the one hand, and at least five (5) ICE-approved medical schools or institutions, on the other hand, of a content provider or other licensing agreement reasonably acceptable to ICE (or its successors or assigns) that ultimately provides ICE with rights to use, among other things, such institution's CME content.

                           (c)      Subject to the terms of the Stock Option
Agreement and only upon the procurement by MDM of at least 5,000 physicians as registered members, MDM shall receive options to purchase an additional 112,000 shares of ICE Common Stock. The restrictions placed on the stock and the option price will be no less favorable than the most favorable restrictions and option price granted to officer, director or employee of, or consultant to, ICE (or its successor in interest). Such options shall immediately vest upon such procurement; and


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                           (d)      ICE shall pay MDM an aggregate of $1 million
dollars, payable in equal monthly installments of $16,666.66 on the first day of each month for 60 months (with the first payment due on or before December 1, 1999); provided, however, that in the event that ICE shall terminate this agreement in accordance with Section 12.1 hereof, ICE shall pay MDM all unpaid monthly payments due to MDM pursuant to this Subsection 10(d) pro rated through the date of such termination, and shall have no further liability to MDM pursuant to this Subsection 10(d); provided, however, that any fees or expenses charged by, or otherwise associated with work performed by ICE, its employees or agents (and its successors and assigns) in respect of the website located at the URL "Worldhealth.net" and for which MDM has approved of in advance in writing shall be deducted from such monthly installments due to MDM.

         11.      CONFIDENTIALITY.

                  11.1 Definition. "Confidential Information" means (a) any information regarding the terms of this Agreement; (b) any information, in whatever form, designated by the disclosing party (the "Disclosing Party") in writing as confidential, proprietary or marked with words of like import when provided to the receiving, party (the "Receiving Party"); and (c) information orally conveyed if the Disclosing Parry states at the time of the oral conveyance or promptly thereafter that such information is Confidential, and provides specific written confirmation thereof within 10 days of the oral conveyance.

                  11.2 Exclusions. Confidential Information will not include information which: (a) at or prior to the time of disclosure by the Disclosing Party was known to the Receiving Party through lawful means; (b) at or after the time of disclosure by the Disclosing Party becomes generally available to the public through no act or omission on the Receiving Party's part; (c) is developed by the Receiving Parry independent of any Confidential Information it receives from the Disclosing Party; or (d) the Receiving Party receives from a third Person free to make such disclosure without breach of any legal obligation.

                  11.3 Legal Obligations. The Receiving Party may disclose Confidential Information pursuant to any statute, regulation, order, subpoena or document discovery request, provided that prior written notice of such disclosure is furnished to the Disclosing Party as soon as practicable in order to afford the Disclosing Party an opportunity to seek a protective order (it being agreed that if the Disclosing Party is unable to obtain or does not seek a protective order and the Receiving Party is legally compelled to disclose such information, disclosure of such information may be made without liability).

                  11.4 Requirements. The Receiving Party acknowledges the confidential and proprietary nature of the Disclosing Party's Confidential Information and agrees that it shall not discuss, reveal, or disclose the Disclosing Party's Confidential Information to any other Person (other than Affiliates), or use any Confidential Information for any purpose other than as contemplated hereby, in each case, without the prior written consent of the Disclosing Party. The Receiving Party agrees to take reasonable precautions (no less rigorous than the Receiving Party takes with respect to its own comparable Confidential Information) to prevent unauthorized or inadvertent disclosure of the Confidential Information of the Disclosing Party. In the event that a


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Receiving Party wishes to disclose Confidential Information to one of its professional advisors, it may do so only if that professional advisor agrees to abide by the terms of this Section.

                  11.5 Return of Information. The Receiving Party will, at the request of the Disclosing Party, during the Term or thereafter (a) promptly return all Confidential Information held or used by the Receiving Party in whatever form, or (b) at the discretion of the Disclosing Party, promptly destroy all such Confidential Information, including all copies thereof, and those portions of all documents that incorporate such Confidential Information.

                  11.6 Injunctions. In view of the difficulties of placing a monetary value on the Confidential Information, the Disclosing Party may be entitled to a preliminary and final injunction without the necessity of posting any bond or undertaking in connection therewith to prevent any further breach of this Section or further unauthorized use of its Confidential Information. This remedy is separate from any other remedy the Disclosing Party may have.


                  11.7 Survival. The provisions of this Section 9 will survive for 5 years after the end of the Term.

         12.      REPRESENTATIONS AND WARRANTIES.

                  12.1 As of the date hereof, ICE represents and warrants to A4M and MDM, and each of A4M and MDM represents and warrants to ICE, that: (a) it is a corporation duly organized and validly existing under the laws of its jurisdiction of incorporation and has all corporate powers and all material governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted; (b) the execution, delivery and performance by it of this Agreement are within its corporate powers and have been duly authorized by all necessary corporate action on its part; (c) this Agreement constitutes a valid and binding agreement of it enforceable against it in accordance with its terms, except as (i) the enforceability hereof and thereof may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally and (ii) the availability of equitable remedies may be limited by equitable principles of general applicability; (d) the execution, delivery and performance of this Agreement by it require no action by or in respect of, or filing with, any governmental body, agency or official; (e) the execution, delivery and performance of this Agreement by it do not and will not (i) violate its organizational documents, (ii) violate any applicable law, judgment, injunction, order or decree, or (iii) require any notice or consent or other action by any person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of it or to a loss of any benefit to which it is entitled under, any agreement or other instrument binding upon it or any license, franchise, permit or other similar authorization held by it.

                  12.2 A4M hereby represents and warrants that (i) except for certain text and publications which it shares an interest with third parties, it owns or controls all right, title and interest in and to the A4M Content and has rights to the A4M Other Content necessary to carry out its obligations hereunder. ICE hereby represents and warrants that the ICE Internet Site is, and will be, produced, displayed, advertised and transmitted in accordance with all laws.



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                 12.3 MDM hereby represents and warrants that (i) except for the phrase "WorldHealth" which it makes no representation or warranty of a claim of ownership, it owns or controls all right, title and interest in and to the MDM Content and has rights to the such MDM Content necessary to carry out its obligations hereunder.

         13.     INDEMNIFICATION.

                 13.1 Indemnification by ICE. ICE will indemnify and hold A4M and MDM and its officers, directors and employees harmless from and against any and all Damages resulting from or arising out of (a) ICE's Internet Site or any other activities of ICE, including infringement of any third Person Intellectual Property Rights; (b) any material misrepresentation or a material breach of representation or warranty of ICE contained herein; or (c) any material breach of any covenant or agreement to be performed by ICE hereunder.

                 13.2 Indemnification by A4M and MDM.

                 (a) A4M shall indemnify and hold ICE, its Affiliates and any and all successors in interest or assigns thereof, and their respective officers, directors and employees, harmless from and against any and all Damages resulting from or arising out of (a) claims that the A4M Content or the A4M Marks infringe any third Person Intellectual Property Rights; provided, that if the claim is based upon A4M Content obtained from a Third Party Provider, A4M's only obligation to the ICE will be to assign to the ICE the indemnity, if any, which A4M received from the Third Party Provider, if such indemnity is assignable; (b) any material misrepresentation or a material breach of representation or warranty of A4M contained herein; or (c) any material breach of any covenant or agreement to be performed by A4M hereunder.

                 (b) MDM shall indemnify and hold ICE, its Affiliates and any and all successors in interest or assigns thereof, and their respective officers, directors and employees, harmless from and against any and all Damages resulting from or arising out of (a) claims that the MDM Content infringes any third Person Intellectual Property Rights; provided, that if the claim is based upon MDM Content obtained from a Third Party Provider, MDM's only obligation to the ICE will be to assign to the ICE the indemnity, if any, which MDM received from the Third Party Provider, if such indemnity is assignable; (b) any material misrepresentation or a material breach of representation or warranty of MDM contained herein; or (c) any material breach of any covenant or agreement to be performed by MDM hereunder.

                 13.3 Notice of Indemnification. A party seeking indemnification pursuant to this Section II (an "Indemnified Party") from or against the assertion of any claim by a third Person (a "Third Person Assertion") will give prompt notice to the party from whom indemnification is sought (the "Indemnifying Party"); provided, however, that failure to give prompt notice will not relieve the Indemnifying Party of any liability hereunder (except to the extent the Indemnifying Party has suffered actual material prejudice by such failure).

                 13.4 Assumption of Defense. Within 5 Business Days of receipt of notice from the Indemnified Party pursuant to Section 11.3, the Indemnifying Party will have the right, exercisable by written notice to the Indemnified Party, to assume the defense of a Third Person


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Assertion. If the Indemnifying Party assumes such defense, the Indemnifying
Party may select counsel, which counsel will be reasonably acceptable to the Indemnified Party.

                  13.5 Failure to Defend. If the Indemnifying Party (a) does not assume the defense of any Third Person Assertion in accordance with Section 11.4; (b) having so assumed such defense, unreasonably fails to defend against such Third Person Assertion; or (c) has been advised by the written opinion of counsel to the Indemnified Party that the use of the same counsel to represent both the Indemnifying Party and the Indemnified Party would present a conflict of interest, then, upon 5 days' written notice to the Indemnifying Party, the Indemnified Party may assume the defense of such Third Person Assertion. In such event, the Indemnified Party will be entitled under this Section 11 as part of its Damages to indemnification for the costs of such defense.

                  13.6 Settlement. The party controlling the defense of a Third Person Assertion, will have the right to consent to the entry of judgment with respect to, or otherwise settle, such Third Person Assertion with the prior written consent of the other party, which consent will not be unreasonably withheld; provided, however, that such other party may withhold its consent if any such judgment or settlement imposes a monetary obligation on such other party that is not covered by the indemnification, imposes any material non-monetary obligation, or does not include an unconditional release of such other party and its Affiliates from all claims of the Third Person Assertion.

                  13.7 Participation. The Indemnifying Party and the Indemnified Party will cooperate, and cause their respective Affiliates to cooperate, in the defense or prosecution of any Third Person Assertion. The Indemnifying Party or the Indemnified Party, as the case may be, will have the right to participate, at its own expense, in the defense or settlement of any Third Person Assertion.

                  13.8 Protection and Defense of Property. A4M shall promptly notify ICE of any activity potentially infringing upon the A4M Content, A4M Other Content or the A4M Marks (for purposes of this Section 11.8, the "Subject Property") and shall further promptly provide notice to ICE of all claims and potential claims of which it has notice or knowledge and all suits threatened or brought against A4M involving the Subject Property. A4M agrees to protect and defend the Subject Property against any such potentially infringing activity and any such claims or potential claims, and ICE hereby agrees to cooperate with all actions taken by A4M in defense and for the protection of the Subject Property, and to share equally in any and all expenses incurred therefor. In addition, MDM shall promptly notify ICE of any activity potentially infringing upon any of the Non-MDM Content and shall further promptly provide Notice to ICE of all claims and potential claims of which it has notice or knowledge and all suits threatened or brought against MDM involving the Non-MDM Content. MDM hereby agrees to cooperate with all actions taken by ICE in defense and for the protection of the Non-MDM Content, at the sole expense of ICE.

         14.      TERMINATION.

                  14.1 Grounds for Termination. In addition to any other remedy available at law or in equity, either party may terminate this Agreement immediately, without further obligation to the other party in the event of (i) any material breach of this Agreement by the other party that is not remedied within 30 days' notice of such breach in writing; provided that A4M or MDM may terminate this Agreement for any material breach of Sections 3, 5, 6, 7.3 or 10 that is not remedied within 10 days' notice of such breach in writing; and provided, further that ICE may terminate this Agreement upon the willful misconduct or gross negligence of MDM in the performance of the services to be rendered by same hereunder that is not cured by MDM within 15 days' notice of such willful misconduct or gross negligence; or
(ii) the other party's making an assignment for the benefit of its creditors, the filing of a voluntary or involuntary petition under any bankruptcy or insolvency law, under the reorganization or arrangement provisions of the United States Bankruptcy Code, or under the provisions of any law of like import in connection with the other party, or the appointment of a trustee or receiver for the other party or its property.

                  14.2 Additional Grounds. A4M and MDM shall have the right to terminate this Agreement immediately in the event that the merger of ICE with and into Corpas Investments, Inc. ("Corpas") has not been consummated within 60 days of the date hereof and, in conjunction with such merger Corpas has not provided to A4M and MDM a signed document agreeing to be bound by and assume all of the obligations of ICE in the event the merger occurs. If this Agreement is terminated prior to any such merger, ICE agrees to take such actions necessary to return the URL WorldHealth CME to MDM.

                  14.3 Obligations upon Termination. Promptly upon termination of this Agreement for any reason, ICE will delete or destroy any Joint Content stored pursuant to Section 3.5 or otherwise in its possession, custody or control.

         15.      RIGHT OF FIRST REFUSAL.

                  15.1 Right of First Refusal. For the duration of the Term, upon MDM's receipt of an offer, whether oral or written in the form of a letter of intent or instrument similar thereto pertaining to the acquisition of all or a portion of the Assets or the Capital Stock (each as defined below) of MDM or of the website or any of the assets relating to WorldHealth.net, containing terms of an offer acceptable to MDM, as evidenced by MDM's execution thereof ("Offer"), MDM shall within five (5) days after receiving such Offer provide ICE with a copy of or a detailed description of the terms of such Offer. For purposes of this Section 13, the term "Assets" shall mean all material properties or assets of any nature owned or leased by MDM, and the term "Capital Stock" shall mean all shares of then outstanding capital stock of MDM.

                  15.2 Exercise. In the event that ICE desires to exercise its right under this Section 13 to purchase the Assets or Capital Stock specified in the Offer, ICE shall, within twenty (20) days of its receipt of the Offer from MDM, assume the rights and obligations of the buyer designated in the Offer and close on the acquisition of such Assets or Capital Stock upon the terms and in the manner specified in the Offer. In the event that there are certain terms not set forth in the Offer, such terms shall be set by the mutual agreement of MDM and ICE.

                  15.3 No Waiver. The failure of ICE to exercise its right of first refusal under this Section 13 with respect to a particular Offer or ICE's failure to close on a sale after it has exercised its rights under this Section 13 to assume a particular Offer, shall not constitute a waiver of ICE's right to exercise its rights under this Section 13 with respect any other proposed sale of all or a portion of the Assets or the Capital Stock of MDM.

         16.      GENERAL.

                  16.1 Press Releases. Neither party will make or issue any external press statement regarding the terms of this Agreement or the availability of the Joint Content on ICE's Internet Site unless (a) it has received the express written consent of the other party, which will not be unreasonably withheld or (b) it is required to do so by Law or the rules of any securities market.

                  16.2 Entire Agreement. This Agreement and any and all addenda, schedules or exhibits attached hereto represent the entire agreement of the parties regarding the subject matter hereof. There are no other oral or written collateral representations, agreements, or understandings regarding the subject matter hereof

                  16.3 Controlling Law. This Agreement will be deemed governed by and construed in accordance with the laws of Florida, without application of conflicts of laws principles. The parties hereby consent to the exclusive jurisdiction and venue of the state and federal courts located in Cook County, Illinois for the purpose of any action or proceeding brought by either of them in connection with this Agreement.

                  16.4 Notices. All notices, requests and other communications to any party hereunder will be in writing (including facsimile transmission or similar writing) and will be given to such party at its address or telecopy number set forth below or at such other address or telecopy number as such party may hereafter specify for such purposes. Each such notice, request or other communication will be effective (i) if given by telecopy, when such telecopy is transmitted to the telecopy number specified in this Section and confirmation of receipt is obtained or (ii) if given by any other means, when received, in the case of A4M or MDM, at American Academy of Anti-Aging Medicines or Medical Development Management, Inc., as the case may be, ____________________, Attention: President and, in the case of ICE, at Interactive ConEd.com, Inc., 7600 Southland Boulevard, Suite 100-320, Orlando, Florida 32809, Attention: President.

                  16.5 Assignments. This Agreement will be binding upon and inure to the benefit of the parties, their respective heirs, personal representatives, successors and assigns. Neither party may assign any of its rights or delegate any of its duties under this Agreement without the prior written consent of the other, provided, however, that A4M and MDM hereby consent in advance to any assignment by ICE to Corpas of this Agreement and the rights granted hereunder.

                  16.6 Relationship Between the Parties. There is no joint venture, partnership, agency or fiduciary relationship existing between the parties and the parties do not intend to create any such relationship by this Agreement.

                  16.7 Amendments; Waivers. This Agreement may not be amended, modified or superseded, unless expressly agreed to in writing by both parties. No provision of this

Agreement may be waived except by an instrument in writing executed by the party against whom the waiver is to be effective. The failure of either party at any time or times to require full performance of any provision hereof will in no manner affect the right of such party at a later time to enforce the same.

                  16.8 Severability. If any provision or term of this Agreement, not being of a fundamental nature, is held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remainder of this Agreement will not be affected.

                  16.9 Survival. The provisions of Sections 7, 8, 9, 10, 11, 12, and 14.1 and any and all disclaimers and indemnities contained herein or in any schedules to this Agreement will survive the termination of this Agreement.

                  IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed on its behalf by duly authorized officers thereof, all as of the date first above written.

                                    AMERICAN ACADEMY OF ANTI-
                                    AGING MEDICINES


                                    By: /s/ Bob Goldman
                                       --------------------------
                                       Name:  Bob Goldman MD, PhD
                                       Title: Chairman


                                    MEDICAL DEVELOPMENT
                                    MANAGEMENT, INC.


                                    By: /s/ Dr. Bob Goldman
                                       --------------------------
                                       Name:  Dr. Bob Goldman
                                       Title: President


                                    INTERACTIVE CONED.COM, INC.


                                    By: /s/ Lawrence Kuhnert
                                       --------------------------
                                       Name:  Lawrence Kuhnert
                                       Title: President

                                  SCHEDULE I

                                  A4M CONTENT


(a) Physician and healthcare membership and mailing lists comprised of approximately:

         -        300,000 physicians;

         -        20,000 personal trainer professionals;

         -        20,000 chiropractors;

         -        7,000 members of A4M; and

         - Health-related companies, nurses, pharmacists and healthcare professionals.

(b) Medical publications, including, without limitation, books and articles.

                                  SCHEDULE 2

                               A4M OTHER CONTENT


(a) Approximately 150 hours of video of healthcare training and educational programs conducted at medical conferences, pursuant to which A4M is authorized to use the speakers' names, lecture notes, lecture abstracts, and video and audio recordings in connection with A4M educational materials, publications or advertising.

(b) Other audio or videotapes of medical related lectures to which A4M obtains access to and rights to use for purposes of this Agreement.